         News Release

Contact:     Investors        Media
Kris Dickson        Mike McCoy
(404) 827-6714        (404) 588-7230

For Immediate Release
March 14, 2013

SunTrust to Increase Quarterly Common Stock Dividend and
Repurchase Shares
ATLANTA – SunTrust Banks, Inc. (NYSE: STI) today announced that the Federal Reserve has completed its review of the Company’s capital plan submitted in connection with the 2013 Comprehensive Capital Analysis and Review (“CCAR”) and has no objections to the planned capital actions. The capital actions include:

•	An increase in the quarterly common stock dividend from $0.05 to $0.10, beginning in the second quarter of 2013;

•	The repurchase of up to $200 million of the Company’s outstanding common stock to be completed between the second quarter of 2013 and the first quarter of 2014;

•	Maintaining dividend payments on the Company’s preferred stock.
The SunTrust Board of Directors is expected to consider the dividend increase and preferred dividend payments at its upcoming meeting in April. The Board previously authorized the
$200 million share repurchase subject to the non-objection of the Company's capital plan by the Federal Reserve.
“We are pleased to move ahead with our plans to increase the return of capital to our shareholders through a higher common stock dividend and reinstatement of our share repurchase program,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. “This marks another step forward for SunTrust, and we remain committed to driving further improvements in our business performance and delivering long-term value to our shareholders.”

-more-

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2012, SunTrust had total assets of $173.4 billion and total deposits of $127.9 billion. Through its flagship subsidiary, SunTrust Bank, the Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services.  Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust's Internet address is suntrust.com.
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